Exhibit 99.1

Sanchez Energy Announces Third Quarter 2015 Operating Results

Production of 52.8 MBOE/D Exceeds Top End of Guidance Range

Resulting from Increased Well Performance and Efficiency Gains

HOUSTON—(Marketwired)—October 22, 2015—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the third quarter 2015.  Highlights from operations include:

•                  Production of 4,862 thousand barrels of oil equivalent (“MBOE”) during the third quarter 2015 for average production of 52,844 barrels of oil equivalent per day (“BOE/D”) driven by continued outperformance of Catarina wells

•            The Company received approximately $345 million in cash with the close of the Western Catarina Midstream Divestiture, with annual lease operating costs expected to rise approximately $0.75 per barrel of oil equivalent over previous guidance as a result of the transaction

•            The Company’s joint venture (“JV”) with Targa Resources Partners LP (NYSE:NGLS) (“Targa”) to construct a cryogenic processing plant expected to have initial capacity of 200 million cubic feet per day (“MMcfd”) and associated high pressure gathering pipelines near Sanchez Energy’s Catarina asset in the Eagle Ford Shale is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits

MANAGEMENT COMMENTS

“During the third quarter 2015, we continued to realize operational success driven by strong production and declining well costs,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Production for the third quarter 2015 averaged approximately 52,844 BOE/D, exceeding the high end of our guidance range of 46,000 to 50,000 BOE/D.  A comprehensive optimization of our drilling and completion practices, along with direct sourcing strategy has resulted in cost savings of approximately 50% of our total well cost relative to third quarter 2014. Extensive changes have been made to our processes and systems with essentially no change to our well design. As a result, our production remains strong and we have developed the financial flexibility needed to successfully manage a two-rig program in today’s more challenging commodity price environment.”

“During the third quarter 2015, we expanded our focus beyond upstream exploration and production and into the midstream space. Our midstream strategy targets transactions that are aimed at enhancing the returns on our development drilling while leveraging higher midstream valuations to raise capital at a discount to midstream opportunities. To that end, the Company announced and subsequently closed a divestiture of certain midstream assets in Western Catarina, which added approximately $345 million in cash to the balance sheet earlier this month. In conjunction with the divestiture, the Company entered into a long-term, fixed price gathering agreement with Sanchez Production Partners LP (NYSE: SPP). After taking into account the cost savings realized year to date, we expect the transaction will result in a slight increase of annual lease operating costs of approximately $0.75 per BOE over previous guidance.”

“We also recently announced a JV with Targa to build a cryogenic gas processing plant expected to have initial capacity of 200 MMcfd and associated high pressure gathering pipelines near our Catarina asset in the Eagle Ford Shale. This JV is expected to provide significant operational and commercial benefits and improve yields, increase net back prices and lower the gathering and transportation fees we currently pay for our Catarina production. Once the plant and gathering pipelines are in service, treating and transportation costs are also expected to decrease by approximately $0.25 to $0.50 per BOE. Importantly, these South Texas midstream assets are expected to provide stable cash flow which can be monetized while still preserving the cost savings and significant marketing benefits we anticipate from the JV.”

“We believe these transactions, together with our focus on the continuous improvement of our manufacturing process, enhance our financial flexibility, cost structure and competitive advantages in the Eagle Ford Shale and South Texas, which allows us to consistently deliver the type of performance investors have come to expect from Sanchez Energy.”

OPERATIONS UPDATE

The Company’s Eagle Ford development remains primarily focused on Catarina, where the Company plans to run an average of two net rigs over the remainder of 2015 and into 2016.  In the third quarter 2015, the Company brought online 27 gross (26.5 net) operated wells. As of September 30, 2015, the Company had 592 gross (476 net) producing wells with 30 gross (27 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	264	18
Marquis	103	—
Cotulla / Wycross	139	6
Palmetto	72	6
TMS / Other	14	—
Total	592	30

PRODUCTION UPDATE

The Company’s estimated total production for the third quarter 2015 was approximately 4,862 MBOE (52,844 BOE/D), which represents a 37% increase over the third quarter 2014.  This level of production represents a significant increase above the high end of third quarter 2015 production guidance of 46,000 to 50,000 BOE/D due to efficiency gains on drilling times and well performance that has exceeded the Company’s expectations. The Company’s production mix during the third quarter 2015 consisted of approximately 34% oil, 35% natural gas, and 31% natural gas liquids (“NGLs”).  Total production volumes are summarized in the following table.

	Q3 2015	Q3 2014	% Change	Q3 2015	Q2 2015	% Change
Total Production Volumes
Oil (MBbls)	1,671	1,682	-1%	1,671	1,917	-13%
Natural Gas (MMcf)	10,090	5,440	85%	10,090	9,135	10%
NGLs (MBbls)	1,509	964	57%	1,509	1,467	3%
Total Production Volumes (MBOE)	4,862	3,552	37%	4,862	4,907	-1%

Average Daily Production Volumes
Oil (Bbls/d)	18,166	18,284	-1%	18,166	21,066	-14%
Natural Gas (Mcf/d)	109,671	59,130	85%	109,671	100,391	9%
NGLs (Bbls/d)	16,400	10,474	57%	16,400	16,122	2%
Total Production Volumes (BOE/D)	52,844	38,613	37%	52,844	53,920	-2%

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 207,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, estimates of our future hydrocarbon mix, the anticipated benefits of our acquisitions, any planned takeover of operations, the rate of development of new plays that we enter into and the expected benefits of the Company’s efforts to reduce costs and improve efficiency of the drilling program. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, our expectations regarding the timing and ability to meet our drilling commitments with respect to our Catarina assets, and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company contact:

G. Gleeson Van Riet
Chief Financial Officer
Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000